EXHIBIT 4.3

THIS EXTENSION AGREEMENT made as of the 26th day of December, 2007.

B E T W E E N :

CONSOLIDATED MERCANTILE INCORPORATED,
a company existing under the
laws of the Province of Ontario,

(hereinafter referred to as the "Vendor")

OF THE FIRST PART;

- and -

337572 ONTARIO LIMITED,
a company existing under the
laws of the Province of Ontario,

(hereinafter referred to as the "Purchaser")

OF THE SECOND PART;

- and -

ALAN KORNBLUM,
of the Province of Ontario,

(hereinafter referred to as the "Principal")

OF THE THIRD PART;

- and -

DISTINCTIVE DESIGNS FURNITURE INC.,
a company existing under the
laws of the Province of Ontario,

(hereinafter referred to as the "Company")

OF THE FOURTH PART.

WHEREAS the parties hereto entered into a Securities Purchase Agreement dated the 29th day of November, 2007 (the "Purchase Agreement");

AND WHEREAS the Purchaser has advised the Vendor that the Purchaser may not have the funding to pay the portion of the Purchase Price due and payable on the Closing Date.

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree with each other as follows:

ARTICLE 1:  EXTENSION OF PAYMENT DATE
OF PURCHASE OF SECURITIES

1.1                      Agreement to Extension of Payment of Debt Purchase Funds.  Subject to the terms and conditions hereof, the Vendor agrees to extend the Closing Date to a date no later than January 15, 2008 (the "Payment Extension Date").

1.2                      Penalty for Payment beyond Payment Extension Date.  Subject to the terms and conditions hereof, in the event that the balance of the Purchase Price due on the Closing Date is not paid to the Vendor by the Purchaser by the Payment Extension Date, the Purchaser agrees to pay to the Vendor a non-performance penalty of Two Hundred Thousand Dollars ($200,000.00) (the "Non-Performance Penalty") in addition to the Purchase Price set out in section 2.1 of the Purchase Agreement and the Purchaser waives any extension, protest, demand of the Non-Performance Penalty.

1.3                   Penalty for failure to perform by Payment Extension Date.  Subject to the terms and conditions hereof, in the event that the Vendor shall fail to close the transaction contemplated therein on or before the Payment Extension Date, the Vendor shall pay to the Purchaser a non-performance penalty of Two Hundred Thousand Dollars ($200,000.00) (the “Vendor Non-Performance Penalty”).

1.4                      Effective Date.  Subject to the terms and conditions hereof, the Vendor and the Purchaser agree that notwithstanding the Payment Extension Date, the effective date of the Purchase Agreement shall be the date first contemplated in the Purchase Agreement, being December 28, 2007 (the "Effective Date"), and that the Purchaser shall acquire effective control of the Company on the Effective Date.

ARTICLE 2:  GENERAL

2.1                      Further Assurances.  Each of the parties hereto from time to time at the request and expense of any of the other parties hereto and without further consideration, shall execute and deliver such other instruments of transfer, conveyance and assignment and take such further actions as the other parties may require to more effectively complete any matter provided for herein.

2.2                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and of which together shall constitute one and the same instrument, provided that this Agreement may be treated by the Vendor as a separate Agreement in respect of the Purchaser.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

CONSOLIDATED MERCANTILE INCORPORATED

Per:
Authorized Signing Officer

337572 ONTARIO LIMITED

Per:
Authorized Signing Officer

Witness                                                      ALAN KORNBLUM

DISTINCTIVE DESIGNS FURNITURE INC.

Per:
Authorized Signing Officer